Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. RAISES FISCAL 2011 EARNINGS PER SHARE GUIDANCE

SUFFERN, NY – JANUARY 10, 2011 – Ascena Retail Group, Inc. (NASDAQ - ASNA) today announces it is raising earnings per share guidance for its fiscal year ending July 30, 2011.

As a result of better than expected holiday season sales and margin performance, the Company is raising its non-GAAP diluted earnings per share guidance for fiscal 2011 to a range of $2.20 to $2.25 from its previous guidance of $2.05 to $2.15.

David R. Jaffe, President and Chief Executive Officer commented, “We were very pleased with our sales and margin performance at each of our brands over the important holiday season.  With overall stronger than expected comp sales, we sustained our full-priced sell through rates and outperformed our expectations through excellent profitability.  This was particularly true for maurices, which led our performance during the holiday season.  We were also very pleased with Justice’s better than anticipated gross profit performance.”

The Company noted that comparable store sales for the holiday season, comprising the period from Thanksgiving Day to January 2, 2011, increased 7% on a consolidated basis.  By brand, dressbarn increased 4%, maurices increased 16% and Justice increased 4%.

As previously announced, the Company will be participating in the 9th Annual Cowen and Company Consumer Conference, January 11, 2011 at The Westin New York at Times Square in New York, NY and the 13th Annual ICR XChange Conference on Wednesday, January 12, 2011 at the St. Regis Monarch Beach Resort in Dana Point, California.  A copy of this presentation is now available at www.ascenaretail.com in the investor relations section.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ - ASNA) is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice brands. The Company operates 2,489 stores.

dressbarn stores offer casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 832 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 763 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 894 stores in 46 states and Puerto Rico.

For more information, please visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Ascena Forward-Looking Statement Disclosure

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved.  Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on Dress Barn’s most recent report on Form 10-K/A for the year ended July 31, 2010 and Form 10-Q for the quarter ended October 30, 2010.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600